Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA ANNOUNCES 38% DIVIDEND INCREASE

Lake Forest, IL February 26, 2015 - Packaging Corporation of America (NYSE: PKG) announced today that it intends to increase the quarterly cash dividend on its common stock to an annual payout of $2.20 per share from $1.60 per share, a 38% increase. The first quarterly dividend of $0.55 per share will be paid on April 15, 2015 to shareholders of record as of March 13, 2015. Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of PCA’s Board of Directors.

Commenting on today’s announcement, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “This announcement marks the fifth time in the last five years that PCA has increased the dividend on its common stock. This reflects PCA’s commitment to generating value and returning cash to shareholders.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 99 corrugated products plants and related facilities.

Contact: Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA Web Site: www.packagingcorp.com